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EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	State of Incorporation
Mainsource Bank	Indiana
Regional Bank	Indiana
Kentucky United Bancorp, Inc.	Kentucky
IUB Illinois Holdings, Inc.	Indiana
Capstone Bank, N.A.	Illinois
IUB Reinsurance Co., Ltd.	Turks and Caicos
MainSource Insurance, Inc.	Indiana
MSB Investments of Nevada, Inc.	Nevada
RB Investments, Inc.	Nevada
MainSource Statutory Trust I	Connecticut
MainSource Statutory Trust II	Connecticut
MainSource Statutory Trust III	Delaware
Peoples Holdings, Inc.	Indiana
FCBY Merger Corp.	Indiana
First Community Bank and Trust	Indiana
IUB Capital Trust	Delaware
First Community Real Estate Management, Inc.	Indiana
RB Holdings, Inc.	Nevada
MSB Holdings of Nevada, Inc.	Nevada
MSB of Nevada, LLC	Nevada
MSB Realty, Inc.	Maryland
RB of Nevada, LLC	Nevada

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  EXHIBIT 21.1
LIST OF SUBSIDIARIES